Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by MedTech Acquisition Corporation of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of MedTech Acquisition Corporation (which will be renamed TriSalus Life Sciences, Inc.) following the consummation of the business combination in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: May 21, 2023	/s/ Andrew C. von Eschenbach
Andrew C. von Eschenbach